Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Grindr Inc. 2022 Equity Incentive Plan and the Grindr Group LLC Amended and Restated 2020 Equity Incentive Plan of our report dated May 9, 2022, with respect to the consolidated financial statements of Grindr Group LLC included in its Prospectus filed with the Securities and Exchange Commission (the Commission) on February 10, 2023 pursuant to Rule 424(b) under the Securities Act of 1933 (File No. 333-268782), relating to the Registration Statement on Form S-1 (File No. 333-268782).

/s/ Ernst & Young LLP

Los Angeles, California
February 13, 2023